Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of the 1st day of May, 2009 between COMCAST CORPORATION, a Pennsylvania corporation (the “Company”) and JULIAN A. BRODSKY (“Employee”).

BACKGROUND

WHEREAS, the Company recognizes that Employee’s contribution to the growth and success of the Company has been substantial; and

WHEREAS, Employee is currently employed by the Company as a non-executive, having previously served for many years as a senior executive; and

WHEREAS, Employee and the Company are parties to an Employment Agreement dated as of May 1, 2002 (the “2002 Base Agreement”), as amended by an Amendment to Employment Agreement dated as of November 18, 2002 (the “2002 Amendment”) (the 2002 Base Agreement and the 2002 Amendment referred to together as the “2002 Agreement”); and

WHEREAS, the term of the 2002 Agreement expires April 30, 2009 and the Company desires to continue Employee’s employment in a non-executive capacity as a senior advisor to management; and

WHEREAS, Employee is willing to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term. The Company shall continue to retain Employee and Employee shall continue to serve the Company as a non-executive employee, on the terms and conditions set forth herein, for a term (the “Service Period”) commencing on May 1, 2009 and ending on the earlier of: (i) April 30, 2014; or (ii) the date Employee’s employment terminates for any reason.

2. Duties; Office Space.

2.1 During the Service Period, Employee shall continue to devote such time as a non-executive employee (which the Company acknowledges is not intended to be full-time) as is required for the performance of those duties which are reasonably requested by the Company and which are commensurate with Employee’s professional and executive experience. Nothing contained herein shall preclude Employee from engaging in personal or business activities which are consistent with Employee’s obligations to the Company hereunder, including the restrictions contained in Section 7, including being an employee of another entity during the Service Period. Without limiting the foregoing, the Company recognizes that Employee: (i) may become a manager of an investment partnership; and (ii) serves and may serve as a director or trustee on the boards of other corporations and organizations; and that, subject to the restrictions of Section 7.3, Employee may continue to devote considerable time to such activities.

2.2 During the Service Period, an office and secretarial support will continue to be provided to Employee in the Company’s corporate headquarters in a manner similar to that now being provided.

3. Compensation.

3.1 Base Salary. The Company shall pay base salary to Employee during the Service Period at the rate of One Dollar ($1.00) per annum.

3.2 Cash Bonuses. Employee will not be entitled to receive any cash bonuses during the Service Period.

3.3 Restricted Stock Grant. No later than the date of the regular meeting of the Board of Directors to be held in December 2009, Employee shall receive a grant of restricted stock units under the Company’s Restricted Stock Plan with respect to shares of the Company’s Class A Common Stock having a value of $125,000, such units to vest in full upon grant.

3.4 Deferred Compensation Plan. The Company shall credit to Employee’s account under, and pursuant to the terms and conditions of, the Company’s 2005 Deferred Compensation Plan the amount of $100,000 on May 1, 2009.

3.5 Expenses. During the Service Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with Company policy) in performing services hereunder, including attending conferences and conventions (limited to domestic locations), provided that Employee properly accounts therefor in accordance with Company policy.

3.6 Benefits.

3.6.1 Except as otherwise specifically provided herein, during the Service Period Employee shall continue to be eligible to participate in all employee benefit plans and arrangements generally available to all employees (to the extent and on the terms on which they are then in effect), including directors liability insurance coverage and director and employee indemnification rights. Employee may change health and welfare benefits coverage types and options on the same basis as other employees. Following the Service Period, Employee shall be eligible to participate in the Company’s post-retirement health and welfare benefits stipend plan based upon service years with the Company including the years during the Service Period. Except as required by law, the Company shall not make any changes in any employee benefit plans or arrangements which would adversely affect Employee’s vested rights or vested benefits thereunder. Employee acknowledges that the Company’s liability to Employee with respect to this Section 3.6 is limited to providing the specified benefits, and shall not extend to cover any unspecified tax or other cost, if any, to Employee of receiving the same.

3.6.2 Employee may at any time during the Service Period, in lieu of receiving the health and welfare benefits provided for under Section 3.6.1, elect that the following provisions will apply: (i) Employee and his wife will utilize at their expense Medicare Part A and Part B as each of their primary individual insurance coverage; (ii) the Company will make available to Employee and his wife a supplemental medical plan, Blue Cross Security – 65 Plan H (or its equivalent), as each of their secondary medical insurance coverage; and (iii) the Company will reimburse Employee and his wife (on a pre-tax basis only) for their out-of-pocket costs for amounts not paid for or reimbursed by Medicare or Blue Cross to the extent such costs would not have been incurred had coverage instead been provided under Section 3.6.1. Employee acknowledges that the value of benefits received from the Company in the event of this election will be includable in the taxable income of Employee or his wife, as applicable.

3.6.3 Following the Service Period, Employee and his wife shall be entitled to the provisions of Section 3.6.2 for the remainder of their lives.

3.7 Perquisites. During the Service Period, Employee shall be entitled to receive perquisites (“Perquisites”) on the same basis as they are currently provided, including but not limited to: free cable and high speed Internet service (provided Employee continues to live in a Company system); a free parking space at the Wachovia Center (provided it continues to be owned by the Company); and free cellular phone service.

3.8 Trust. In the 2002 Amendment, the parties acknowledged that the Company’s acquisition of AT&T Broadband resulted in a Change of Control (as defined in the 2002 Base Agreement). Pursuant to Section 3.9 of the 2002 Base Agreement, the Company was required, prior to the occurrence of a Change of Control, to establish a Trust (as defined in the 2002 Base Agreement), and was further required, upon and after the occurrence of a Change of Control, to contribute certain assets to the Trust. In the 2002 Amendment, Employee waived the requirements that the Company so form and contribute assets to the Trust; provided that Employee may at any time, by notice to the Company, require the Company to form and contribute assets to the Trust and, if Employee gives such notice, the Company, as promptly as practicable (and in any event within 30 days) thereafter, shall (i) form the Trust in accordance with Section 3.9 of the 2002 Base Agreement, (ii) contribute to the Trust the funds and other assets which the Company would be required to contribute pursuant to the 2002 Base Agreement if a Change of Control occurred on the date of such notice, and (iii) thereafter contribute such additional assets as may be required by the 2002 Base Agreement as if the waiver made in the 2002 Amendment had not been made. The parties hereto agree and confirm that Employee’s rights to give such notice, and the Company’s obligations in the event such a notice is given, continues during the Service Period.

3.9 Airplane Use. Subject to priority for business use, Employee will continue to be permitted limited personal use of Company aircraft during the Service Period for domestic travel, up to a maximum of 20 hours per twelve (12) month period, on the economic terms that currently apply to Employee.

3.10 Stock Options. Employee will not be entitled to receive any stock option grants during the Service Period. Vesting of Employee’s outstanding stock options will continue during the Service Period. Upon termination of employment for death or Disability (as such term is defined in Section 4.2), vesting of all stock options will accelerate in full and all stock options will remain exercisable for their remaining respective terms. Otherwise, stock options will vest, and remain exercisable with respect to vested shares, as set forth in the existing option plans and grant documentation.

3.11 Life Insurance. The Employee’s split-dollar life insurance arrangements will remain in effect pursuant to their present terms (including with respect to the payment of premiums, premiums bonuses and tax-gross ups (if any)).

4. Termination. Employee’s services hereunder may be terminated under the following circumstances:

4.1 Death. Employee’s services hereunder shall terminate automatically upon his death.

4.2 Disability. In the event Employee becomes unable to perform Employee’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or health-related cause (“Disability”) for a period of nine (9) consecutive months or for a cumulative period of forty five (45) weeks, the Company may terminate Employee’s services.

4.3 Cause. The Company may terminate Employee’s services hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s services hereunder at any time upon: (i) either the willful and continued failure by Employee to substantially perform his duties hereunder or the willful failure of Employee to comply with the material provisions of the Company’s Code of Ethics and Business Conduct (other than a failure resulting from Employee’s incapacity due to physical or mental illness) for a period of sixty (60) days after written demand for substantial performance or compliance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed his duties or has not complied; (ii) the commission by Employee of an act of fraud or embezzlement against the Company; or (iii) the willful breach by Employee of any material provision of this Agreement. For purposes of this Section 4.3, no act, or failure to act, on Employee’s part shall be considered “willful” if resulting from Employee’s incapacity due to physical or mental illness or unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

4.4 Retirement. Employee may retire from employment hereunder by giving at least thirty (30) days of advance written notice thereof to the Company.

4.5 Without Cause. The Company may terminate Employee’s employment without Cause hereunder by giving at least thirty (30) days of advance written notice thereof to Employee.

4.6 Notice of Termination. Any termination of Employee’s employment by the Company (other than termination upon his death) shall be communicated by written Notice of Termination to Employee. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

4.7 Date of Termination. “Date of Termination” shall mean: (i) if Employee’s employment is terminated by his death or retirement, the date of his death or retirement; (ii) if Employee’s employment is terminated without Cause, thirty (30) days after delivery of Notice of Termination from the Company; (iii) if Employee’s employment is terminated for Disability pursuant to Section 4.2, thirty (30) days after delivery of Notice of Termination is given provided that Employee shall not have returned to the performance of his duties during such thirty (30) day period; or (iv) if Employee’s employment is terminated for Cause pursuant to Section 4.3, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination under subsection (iii) or (iv) is given, Employee notifies the Company that he disputes the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected).

5. Compensation and Benefits Upon Termination.

5.1 If Employee’s employment is terminated by reason of his death, the Company shall have no further obligations to Employee, other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company’s benefit plans or arrangements.

5.2 During any period following Employee’s failure to perform his duties hereunder as a result of his Disability but prior to any Date of Termination pursuant to Section 4.2, Employee shall continue to receive his base salary, as well as any other benefits and Perquisites he may be entitled to receive under any of the Company’s benefit plans or arrangements or pursuant to this Agreement. After the Date of Termination pursuant to Section 4.2: (i) Employee will be entitled to participate in the Company’s post-retirement health and welfare stipend plan based upon service years with the Company through the Date of Termination; and (ii) the Company shall have no further obligations to Employee, other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company’s benefit plans or arrangements.

5.3 If Employee’s employment is terminated for Cause, the Company shall have no further obligations to Employee, other than pursuant to the requirements of law and vested rights under any of the Company’s benefit plans or arrangements.

5.4 If the Company terminates Employee’s employment pursuant to Section 4.5 (i.e., without Cause), then:

(i) the Company shall provide for the remaining Service Period health care benefits, at the election of Employee, on the basis set forth in Section

3.6.2 or by making available private health insurance providing health care benefits reasonably comparable to those available to employees to Employee and his wife; thereafter, Employee shall be entitled to participate in the Company’s post-retirement health and welfare stipend plan based upon service years with the Company including the years during the Service Period;

(ii) vesting of the Options will accelerate and the Options will remain outstanding for the remainder of their respective terms;

(iii) Employee will continue to receive the Perquisites through the remainder of the Service Period;

(iv) the Company shall reimburse Employee for the remaining Service Period for the cost of obtaining office space and secretarial support comparable to that previously provided by the Company pursuant to Section 2.2; and

(v) the Company shall have no further obligations to Employee other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company’s benefit plans or arrangements.

5.5 If Employee terminates his employment as a result of retirement pursuant to Section 4.4, then:

(i) Employee shall be entitled to participate in the Company’s post-retirement health and welfare stipend plan based upon service years with the Company through the date of termination of employment;

(ii) vesting of Options will accelerate and the Options will remain outstanding for the remainder of their respective terms;

(iii) Employee will continue to receive the Perquisites through the remainder of the Service Period; and

(vi) the Company shall have no further obligations to Employee other than pursuant to the terms of this Agreement, the requirements of law and vested rights under any of the Company’s benefit plans or arrangements.

5.6 Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any income received by Employee from any other source after termination.

6. Public Statements. During or at any time after the Service Period during which Employee is receiving any benefits from the Company: (i) Employee shall use reasonable efforts to promote the goodwill of the Company in Employee’s public statements; and (ii) the Company shall use reasonable efforts to promote the goodwill of Employee or his spouse in the Company’s public statements.

7. Non-Competition and Confidentiality.

7.1 During the Service Period and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit, induce, encourage, or attempt to influence any client, customer, employee, consultant, independent contractor, subscriber, service provider, salesman or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.

7.2 During the Service Period and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, purchase (other than for personal use) goods, services or programming from material suppliers of Company similar to those purchased by Company if the effect of any such purchase shall cause the Company the denial of or delay in the receipt of such goods, services or programming.

7.3 DURING THE SERVICE PERIOD AND, PROVIDED EMPLOYMENT WAS NOT TERMINATED BY THE COMPANY WITHOUT CAUSE, FOR A PERIOD OF TWO (2) YEARS THEREAFTER, EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN (AS A PRINCIPAL, PARTNER, DIRECTOR, OFFICER, AGENT, EMPLOYEE, NON-EXECUTIVE, OWNER, INDEPENDENT CONTRACTOR, CONSULTANT OR OTHERWISE) OR BE FINANCIALLY INTERESTED IN ANY BUSINESS IN COMPETITION WITH THE BUSINESS ACTIVITIES CARRIED ON BY THE COMPANY IN ANY AREA, OR BEING PLANNED BY THE COMPANY (TO EMPLOYEE’S KNOWLEDGE) DURING OR AT THE TIME OF TERMINATION OF EMPLOYMENT. THE FOLLOWING WILL BE DEEMED TO BE BUSINESSES IN COMPETITION WITH THE COMPANY: THE DISTRIBUTION OF VIDEO PROGRAMMING TO RESIDENTIAL OR COMMERCIAL CUSTOMERS BY ANY TECHNOLOGY; THE DISTRIBUTION OF VOICE AND/OR DATA TO AND/OR FROM RESIDENTIAL OR COMMERCIAL CUSTOMERS BY ANY TECHNOLOGY; THE PROVISION OF INTERNET ACCESS OR PORTAL SERVICE TO RESIDENTIAL OR COMMERCIAL CUSTOMERS BY ANY TECHNOLOGY; THE PROVISION OF WIRELESS COMMUNICATIONS SERVICES TO RESIDENTIAL OR COMMERCIAL CUSTOMERS BY ANY TECHNOLOGY; OR THE CREATION, PRODUCTION OR SALE, LICENSE OR OTHER PROVISION OF AUDIO AND/OR VIDEO PROGRAM CONTENT FOR USE BY ANY PERSON. NOTHING HEREIN SHALL PREVENT EMPLOYEE FROM OWNING FOR INVESTMENT UP TO FIVE

PERCENT (5%) OF ANY CLASS OF EQUITY SECURITY OF AN ENTITY WHOSE SECURITIES ARE TRADED ON A NATIONAL SECURITIES EXCHANGE OR MARKET.

7.4 During the Service Period and at all times thereafter, Employee shall not, directly or indirectly, use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, anyone other than the Company (except as may be required within the scope of Employee’s duties hereunder), any confidential information of the Company which Employee acquires in the course of Employee’s employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; software and firmware; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, supplies or customers; and any data on or relating to past, present or prospective customers, including customer lists. Employee confirms that such confidential information constitutes the exclusive property of the Company, and agrees that, immediately upon Employee’s termination of employment for any reason, Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials relating to the Company’s business, other than Employee’s personal records, regardless of the medium in which such confidential information is maintained; and Employee shall retain no copies in any medium, regardless of where or by whom such confidential information was kept or prepared. Nothing herein shall prevent Employee from complying with a valid subpoena or other legal requirement for disclosure of information, provided that Employee shall notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose confidential information.

7.5 Employee acknowledges that the restrictions contained in this Section 7, in view of the nature of the business in which the Company is engaged and Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of Employee’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against Employee; (ii) damages from Employee; and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation, all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

7.6 Employee agrees that if any portion of the restrictions contained in this Section 7, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restriction or restrictions or the application thereof shall not be affected and the remaining restriction or restrictions will then be given full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the geographic area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form. If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in the applicable subsection above.

7.7 Any and all obligations of Employee under this Section 7 shall terminate immediately upon the Company’s material breach of any provision of this Agreement, it being agreed that the Company’s failure to comply with any of its economic obligations hereunder shall be deemed for this purpose to be a material breach.

8. Successors; Related Companies; Binding Agreement.

8.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to equitable relief against the Company as well as compensation, rights and benefits in the same amounts and on the same terms, as he would be entitled to pursuant to Section 5.4 (the date on which any such succession becomes effective being deemed the Date of Termination). As used in this Agreement, the term “the Company” shall mean the Company and any successor as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8.2 For purposes of Sections 6 and 7, the term “the Company” shall include the Company’s subsidiaries and affiliates.

8.3 This Agreement and all rights of Employee hereunder shall inure to the benefit of and shall be binding upon Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate. In any case where this Agreement provides for a determination to be made or instruction to be given by Employee, such determination or instruction made or given after his death shall be made or given by the foregoing persons as their interests may appear; provided that, if it is impractical to give effect to separate determinations or instructions, the determination or instruction given by such of the foregoing as shall then have the greatest interest, as determined by the Company in its reasonable discretion, shall control.

9. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Company and Employee respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied, except to the extent otherwise explicitly provided for herein. This Agreement may not be modified or amended orally but only by an agreement in writing, signed by the parties thereto.

10. Waiver and Release. IN CONSIDERATION OF THE RIGHTS OF EMPLOYEE HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH

HEREIN AND EXCEPT WITH RESPECT TO ANY VESTED RIGHTS (INCLUDING HIS RIGHT TO PARTICIPATE IN THE COMPANY’S DEFERRED COMPENSATION PLANS), EMPLOYEE HEREBY WAIVES AND RELEASES THE COMPANY FROM ANY AND ALL CLAIMS, RIGHTS OR BENEFITS HE MAY HAVE AGAINST OR FROM THE COMPANY ON ACCOUNT OF EMPLOYEE BENEFITS, INSURANCE ARRANGEMENTS, EQUITY-BASED ARRANGEMENTS, CASH COMPENSATION OR OTHER BENEFIT PLANS, ARRANGEMENTS OR AMOUNTS WITH RESPECT TO EMPLOYEE’S EMPLOYMENT PRIOR TO MAY 1, 2009.

11. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by fax (confirmation received) or certified mail, postage prepaid, addressed as follows:

(i) if to the Company:

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: General Counsel; and

(ii) if to Employee, at his last known personal residence.

Either party may change the address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

13. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

14. Nonalienation. Employee shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

15. Governing Law. This Agreement is entered into and shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

16. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

COMCAST CORPORATION

By:	/S/ ARTHUR R. BLOCK

/S/ JULIAN A. BRODSKY
Julian A. Brodsky

19